CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. ANNOUNCES
APPOINTMENT OF RICHARD MARKHAM AS DIRECTOR

Palatine, IL, May 15, 2006: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) is pleased to announce the appointment of Richard J. Markham to its Board of Directors.

Mr. Markham brings to Acura’s Board of Directors extensive pharmaceutical industry experience. He is currently a partner at Care Capital LLC, a venture capital firm focused primarily on life sciences companies. Prior to joining Care Capital, Richard was the Vice Chairman of the Management Board and COO of Aventis. Previously he was the CEO of Aventis Pharma and Hoechst Marion Roussel, the President and COO of Marion Merrell Dow, Inc. and a member of its board of directors. From 1973 to 1993 Mr. Markham was associated with Merck & Co. Inc., culminating in his position as President and Chief Operating Officer. Richard received a B.S. in Pharmacy and Pharmaceutical Sciences from Purdue University and has served as a member of the Dean’s Advisory Council of the University. He has also been awarded an honorary Doctor of Science degree, the University’s highest honor for achievement.

Mr. Markham replaces Jerry Karabelas, Ph.D., who resigned from the Company’s Board of Directors. Dr. Karabelas advised the Company that due to other commitments he would no longer be able to commit the time required to serve as a Company director.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc., together with its subsidiary, is a specialty pharmaceutical company engaged in research, development and manufacture of innovative abuse deterrent, abuse resistant and tamper resistant formulations ("Aversion® Technology") intended for use in orally administered opioid-containing pharmaceutical products.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund continued product development and operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties and the challenges inherent in new product development, including obtaining regulatory approvals. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. All Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.